FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS YEAR-END 2012

FINANCIAL AND OPERATIONAL RESULTS

Year-End 2012 Highlights

•	Received favorable final order and judgment from Delaware Chancery Court against SIGA Technologies
•	Accelerated funding for bioscavenger program under Department of Defense contract
•	Strengthened financial position and secured $7.5 million credit facility
•	Achieved 70% year-over-year reduction in operating cash usage

ANNAPOLIS, MD – March 13, 2013 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the year ended December 31, 2012.

“During the year, the Delaware Court of Chancery issued its final order and judgment awarding PharmAthene a significant economic interest in SIGA’s smallpox antiviral therapeutic, Arestvyr™ (formerly known as ST-246®),” said Eric I. Richman, President and Chief Executive Officer. “This represented a major victory for our Company, which, if upheld by the Delaware Supreme Court, should enable us to accelerate our profitability and generate enhanced value for PharmAthene shareholders near-term. Oral arguments on the appeal were held in Delaware Supreme Court in January 2013 and we look forward to the Court’s ruling.”

“We also made important technical progress in our next generation recombinant bioscavenger (rBChE) program and are poised to begin pharmacokinetic and non-clinical efficacy testing in the coming months. In recognition of this progress, last year the Department of Defense exercised its option under our current contract to accelerate funding for the rBChE program,” said Mr. Richman. “Regarding our SparVax® anthrax vaccine program, we received notification from the Food and Drug Administration (FDA) that our proposed Phase II clinical study of SparVax® was being placed on clinical hold pending the provision of additional data and information to the FDA. We have since provided some supporting data to the FDA, and are in the process of finalizing a complete response to be submitted as soon as practicable.”

1

Linda L. Chang, Senior Vice President and Chief Financial Officer, commented, “In 2012 we set an aggressive goal of reducing our monthly cash usage to further optimize our government contracting biodefense business model. We successfully met this goal while securing additional funding of $7.5 million through a credit facility provided by GE Capital. These achievements, along with our ongoing efforts, will continue to ensure we have the flexibility to capably manage our expenses and capital requirements in 2013.”

Year-End 2012 Financial Results

Revenue

For the year ended December 31, 2012, PharmAthene recognized revenue of $25.2 million, compared to $24.3 million in 2011. Revenue in 2012 was derived primarily from development contracts with the U.S. government for the Company’s biodefense product candidates.

Revenue for the SparVax® program increased in 2012 to approximately $22.9 million, compared to $19.3 million in 2011. Revenue in 2012 was primarily attributable to the achievement of several contract milestones, including the completion of Final Drug Product manufacture, progress in the development of bioanalytical and analytical assays, and the execution of non-clinical studies.

Revenue for the rBChE bioscavenger program in 2012 was approximately $1.8 million, compared to $0.7 million in 2011, corresponding with significant technical progress achieved during the year. On July 31, 2012 the Department of Defense exercised a $2.5 million option to continue to fund the rBChE program under its 2011 fixed price contract.

Revenue for the Valortim® program in 2012 was $0.5 million, compared to $3.7 million in 2011 as a result of the completion of the 2007 NIAID contract for Valortim® in the first quarter of 2012.

Operating Expenses

Research and development expenses in 2012 were $19.5 million, compared to $21.2 million in 2011. Research and development expenses decreased primarily as a result of a reduction in the Company’s indirect operating expenses and direct costs for the Valortim® program, partially offset by higher direct SparVax® program expenses.

Expenses associated with general and administrative functions decreased to $11.6 million from $14.3 million for the years ended December 31, 2012 and 2011, respectively. The decrease in general and administrative expense in 2012 was primarily the result of a reduction in legal and other general and administrative expenses, partially offset by a one-time insurance recovery.

2

Net Loss

For the year ended December 31, 2012, PharmAthene's net loss was $4.9 million, or $0.10 per share, compared to a net loss of $3.8 million, or $0.08 per share, for the year ended December 31, 2011. The increase in net loss primarily consists of a reduction in other income/expenses of $6.4 million associated with the change in the fair value of the Company’s derivative instruments, offset by a decrease in operating expenses of $4.5 million.

Cash and Accounts Receivable

As of December 31, 2012, the Company had cash and cash equivalents, restricted cash, and U.S. government accounts receivable and unbilled accounts receivable totaling approximately $19.2 million, compared to $18.8 million as of December 31, 2011. The year-over-year difference was primarily a result of cash used in operations, offset by funding provided under a term loan and revolving line of credit with GE Capital, which was completed in the first quarter of 2012.

Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s year-end 2012 financial and operational results. The call is scheduled to begin at 4:30 pm Eastern Time on Wednesday, March 13, 2013 and is expected to last approximately 30 minutes. The dial-in number within the United States is 866-788-0544. The dial-in number for international callers is 857-350-1682. The participant passcode is 83184036.

A replay of the conference call will be available beginning at approximately 7:30 pm Eastern Time on March 13, 2013 until approximately 11:59 p.m. Eastern Time on April 15, 2013. The dial-in number to access the replay from within the United States is 888-286-8010. For international callers, the dial-in number is 617-801-6888. The participant passcode is 32565324.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com. A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical threats. PharmAthene's lead product development programs include:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine
•	Recombinant BChE - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

3

In addition, pursuant to a final judgment issued May 31, 2012 from the Delaware Court of Chancery, PharmAthene is entitled to 50% of all net profits related to the sale of SIGA Technologies’ Arestvyr™ and related products for 10 years following initial commercial sale of the drug once SIGA earns the first $40 million in net profits (as defined in the Court’s final judgment) from the sale of Arestvyr™ and related products. Arestvyr™ is a novel smallpox antiviral agent being developed by SIGA for the treatment and prevention of morbidity and mortality associated with exposure to the causative agent of smallpox. SIGA filed an appeal of the final judgment, which was argued before the Delaware Supreme Court in January 2013. For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with our interest in Arestvyr™, the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there is significant uncertainty regarding the level and timing of sales of Arestvyr™ and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. We cannot predict with certainty if or when SIGA will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA and paid to us will be significant. Furthermore, SIGA has filed an appeal with the Delaware Supreme Court challenging aspects of the Court of Chancery decision, and there can be no assurances that the decision will not be reversed or that the remedy will not otherwise be modified. In addition, we cannot predict how long the appeal will delay the receipt of payments, if any, from SIGA. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates, and with FDA’s August 2012 clinical hold of SparVax®, it is unclear when, if ever, we can re-initiate human clinical trials for that product candidate. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

###

-- Tables Follow --

4

PHARMATHENE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$12,701,517	$11,236,771
Accounts receivable (billed)	2,432,641	4,424,442
Unbilled accounts receivable	4,114,442	3,021,208
Prepaid expenses and other current assets	547,245	830,585
Restricted cash	-	100,000
Total current assets	19,795,845	19,613,006

Property and equipment, net	483,976	788,666
Other long-term assets and deferred costs	113,130	53,384
Goodwill	2,348,453	2,348,453
Total assets	$22,741,404	$22,803,509

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,697,280	$1,445,700
Accrued expenses and other liabilities	2,328,877	2,655,330
Deferred revenue	1,381,755	514,312
Current portion of long-term debt	749,997	-
Short-term debt	1,330,507	-
Total current liabilities	7,488,416	4,615,342

Other long-term liabilities	579,427	449,709
Long-term debt, less current portion	1,704,108	-
Derivative instruments	1,295,613	1,886,652
Total liabilities	11,067,564	6,951,703

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,352,651 and 48,236,172 shares issued and outstanding at December 31, 2012 and 2011, respectively	4,835	4,824
Additional paid-in-capital	210,495,905	208,525,917
Accumulated other comprehensive (loss) income	(217,328)	1,010,522
Accumulated deficit	(198,609,572)	(193,689,457)
Total stockholders' equity	11,673,840	15,851,806
Total liabilities and stockholders' equity	$22,741,404	$22,803,509

5

PHARMATHENE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011

Revenue	$25,175,887	$24,266,274

Operating expenses:
Research and development	19,509,629	21,219,853
General and administrative	11,628,732	14,311,079
Depreciation and amortization	303,916	461,073
Total operating expenses	31,442,277	35,992,005

Loss from operations	$(6,266,390)	$(11,725,731)
Other income (expense):
Interest income	17,808	16,660
Interest expense	(342,561)	(54,573)
Gain on the sale of assets held for sale	-	781,760
Realization of cumulative translation adjustmemt	1,227,656	-
Change in fair value of derivative instruments	591,039	7,144,983
Other income, net	47,862	39,328
Total other income (expense)	1,541,804	7,928,158

Net loss before income taxes	(4,724,586)	(3,797,573)
Provision for income taxes	(195,529)	-
Net loss	$(4,920,115)	$(3,797,573)

Basic and diluted net loss per share	$(0.10)	$(0.08)
Weighted average shares used in calculation of basic and diluted net loss per share	48,323,067	47,331,763

6